Exhibit 4.10C
Amendment No. 1 to the Deed of Undertaking dated February 3, 2021
Entered into on 30 October, 2022

Whereas    Cognyte Software Ltd., incorporation no. 51-619642-5 (hereinafter: “Cognyte Software”) and Cognyte Technologies Israel Ltd., incorporation no. 51-270486-7 (hereinafter: “Cognyte Technologies”) have entered into a Deed of Undertaking dated February 3, 2021 in favor of Bank Hapoalim B.M. (the “Deed of Undertaking”);

Whereas    the parties agree to (partially) amend the Deed of Undertaking, as set out in this Amendment.

Now therefore, the parties hereto represent, warrant, covenant and agree as follows:

1.Amendments – Delivery of Reports and Information, Financial Covenants
1.a.In Clause 7.2:
1.1.i.paragraph (c) shall be deleted.
1.1.ii.in paragraph (b), after the words "with respect to the financial covenants detailed in Clause 8.1.2.3 below" the words "and with respect to the covenants detailed in Clauses 8.1.2.4 and 8.1.2.5 below" shall be added.
1.b.In Clause 8.1.1, after the heading "The terms contained in this Clause 8 shall have the meaning as set out next to them:", a new definition will be added as follows:
""Amended Covenants Period" – a three Quarter period including the following Quarters: (a) the third Quarter of 2022, ending on 31st October 2022; (b) the fourth Quarter of 2022, ending on 31st January 2023; and (c) the first Quarter of 2023, ending on 30th April 2023.".
1.c.At the end of Clause 8.1.2.1, the following sentence shall be added:
"It is hereby agreed, that during the Amended Covenants Period, in case of a goodwill write off, the amount deducted from the equity and the balance sheet of Cognyte Software as a result of such write off shall be added to the Equity Capital and to the total amount of the balance sheet, provided that such addition shall not exceed US$30,000,000."
1.d.At the end of Clause 8.1.2.2, the following sentence shall be added:
"It is hereby agreed, that during the Amended Covenants Period, in case of a goodwill write off, the amount deducted from the equity of Cognyte Software as a result of such write off shall be added to the Equity Capital, provided that such addition shall not exceed US$30,000,000."

Exhibit 4.10C
1.e.Clause 8.1.2.3 shall be deleted in its entirety, including the clarification included thereunder, and shall be replaced by the following:
"8.1.2.3    Ratio of Funded Debt to EBITDA – except during the Amended Covenants Period, the ratio of Cognyte Software's annual consolidated Funded Debt to EBITDA shall not exceed 3.5, which shall be measured each Quarter, taking into account one year backwards from the end of Quarter measurement day."
1.f.A new clause 8.1.2.5 shall be added, as follows:
"8.1.2.5    During the Amended Covenants Period:
8.1.2.5.aAssets/Liabilities – the total current assets of Cognyte Software's shall be greater than its total current liabilities (as reported in its Financial Statements);
8.1.2.5.bLiquidity – Total cash/cash equivalents and short term investments pursuant to Cognyte Software's Financial Statements, minus Funded Debt (provided that for purpose of this covenant, subordinated debts shall not be excluded), and including cash actually received by Cognyte Software from its clients during a period of two weeks following the end of the relevant Quarter, shall exceed US$10,000,000."
1.g.Clause 8.2 shall be amended as follows:
In the beginning of clause 8.2, the following paragraph shall be inserted:
"During the Amended Covenants Period, this clause 8.2 shall not be applicable. Upon the expiry of the Amended Covenants Period, this clause 8.2 shall become applicable."

2.Miscellaneous
2.a.Save to the extent expressly amended in the preceding paragraph of this Amendment, all other provisions of the Deed of Undertaking remain un-amended and continue to apply in full force and effect among the parties to the Deed of Undertaking, as amended hereby.
2.b.This Amendment shall be governed by the terms and conditions of the Deed of Undertaking.
2.c.Each capitalized term used in this Amendment and not explicitly defined otherwise herein, shall have the meaning ascribed thereto in the Deed of Undertaking.

[Signature pages follow]

Exhibit 4.10C
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Cognyte Software Ltd.
By:	/s/David Abadi _____________________

By:	/s/ Meir Talbi _____________________

Advocate’s Confirmation

I, the undersigned _______________________ Advocate, being the Advocate of Cognyte Software Ltd., company no. 51-619642-5 (“the Company”), hereby confirm that the aforesaid company has signed the above document by means of its authorized signatories Messrs. _____________________ and ___________________ in accordance with the Company’s resolution duty adopted and in accordance with its up-to-date incorporation papers, and that the above signatures are binding on the company for all intents and purposes.

_________________ /s/ Toot Salles ____________________________
Date Stamp and Signature

Exhibit 4.10C

Cognyte Technologies Israel Ltd.
By:	/s/David Abadi _____________________

By:	/s/ Meir Talbi _____________________

Advocate’s Confirmation

I, the undersigned _______________________ Advocate, being the Advocate Cognyte Technologies Israel Ltd., company no. 51-270486-7 (“the Company”), hereby confirm that the aforesaid company has signed the above document by means of its authorized signatories Messrs. _____________________ and ___________________ in accordance with the Company’s resolution duty adopted and in accordance with its up-to-date incorporation papers, and that the above signatures are binding on the company for all intents and purposes.

_________________ /s/ Toot Salles
Date Stamp and Signature

Exhibit 4.10C

Bank Hapoalim B.M.
By:	_____________________

By:	_____________________